UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2009

CPC of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	0-24053	11-3320709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5348 Vegas Drive, #89, Las Vegas, Nevada 89108
(Address of principal executive offices)

(702) 952-9650
 (Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2009, CPC of America, Inc. (the “Company”) entered into a product development agreement (the “Product Development Agreement”) with Olex Hnojewyj, an individual (the “Contractor”), pursuant to which the Contractor has agreed to provide certain services including the development of a synthetic sealant on the Company’s behalf suitable for utilization with its MedClose vascular closure device.

The Product Development Agreement provides that all of the work product developed by the Contractor pursuant to the Product Development Agreement, including intellectual property, will belong to the Company.

The Company has agreed to pay the Contractor a cash fee for services rendered by the Contractor at the rate of $300 per hour.  Unless otherwise specified by the Company, the Contractor will be responsible for all expenses incurred by the Contractor in connection with performing the Contractor’s services.

In addition, upon the achievement and success of certain milestones the Company will be obligated to issue shares of the Company’s common stock to the Contractor.  The shares will be issued as follows:  (i) upon the filing of the first patent application with respect to a synthetic sealant for use in connection with arterial and venous closure, the Company shall issue the number of shares of common stock with an aggregate market value of $225,000; (ii) upon the filing of each subsequent patent application with respect to a synthetic sealant for use in connection with arterial and venous closure, the Company shall issue the number of shares of common stock with an aggregate market value of $125,000; (iii)  upon the filing of each patent application with respect to a synthetic sealant for use in connection with (a) biopsy closures, (b) spinal repair, vertebral body replacement and augmentation procedures involving bone graft, or (c) adhesion barrier and prevention in all surgeries, the Company shall issue the number of shares of common stock with an aggregate market value of $125,000; (iv) upon the issuance of each patent in connection with (i)-(iii) above, the Company shall issue the number of shares of common stock with an aggregate market value of $125,000; and (v) upon the receipt of revenue by the Company from the sale of products underlying each patent in each country, the Company shall issue the number of shares with an aggregate market value of $25,000.

The market value of the shares issued will be based on the first of the following alternatives that applies:  (i) the average trading price of the common stock over the 20 days prior to issuance if the common stock is listed on a U.S. trading market other than the OTC Bulletin Board; (ii) the volume weighted average price of the common stock on the date of issuance if the principal U.S. trading market is the OTC Bulletin Board; (iii) the most recent bid price per share of the common stock if it is reported in the “Pink Sheets;” or (iv) the fair market value of a share of common stock as determined by the Company’s Board of Directors.

The term of the Product Development Agreement is 12 months unless extended by the Company and Contractor.  The Company has the right to terminate the Product Development Agreement for convenience upon 10 days prior written notice, and the Contractor has the same right to termination so long as there is no Statement of Work (as defined in the Product Development Agreement) in effect.  The Product Development Agreement can also be terminated by either party after an uncured breach by the other party.

The Contractor will indemnify the Company and its affiliates against any liabilities or expenses (including attorneys’ and expert witness’ costs and fees) arising from any breach by the Contractor of the Product Development Agreement or any intentional misconduct or negligence by the Contractor or the Contractor’s agent in performing services under the Product Development Agreement.

The foregoing description of the Product Development Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Product Development Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02  Unregistered Sale of Equity Securities.

On March 9, 2009, the Company entered into the Product Development Agreement with Olex Hnojewyj.  See Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

The Product Development Agreement provides for the issuance of common stock of the Company to the Contractor upon the achievement and success of certain milestones.  The obligation to issue common stock pursuant to the Product Development Agreement was made pursuant to the exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Action of 1933, in that (a) the Contractor is reasonably believed to have such knowledge and experience in financial and business matters that the Contractor is capable of evaluating the merits and risks of the investment, (b) the Contractor was provided with required information and an opportunity to obtain additional information a reasonable period of time prior to the transaction, (c) the Contractor was advised of the limitations on resale of the common stock, (d) the Contractor represented the Contractor’s intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and (e) appropriate legends are required to be affixed to the common stock issued pursuant to the Product Development Agreement.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Product Development Agreement between the Company and Olex Hnojewyj dated March 9, 2009

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPC of America, Inc.

Date: March 13, 2009	/s/ Rod A Shipman
Rod A. Shipman,
President and Chief Executive Officer